Exhibit 10.1.7

June 24, 2004

Confidential

Courtney C. Smith
Chief Executive Officer
Specialty Underwriters’ Alliance
8585 Stemmons Fwy.
Dallas, TX 75247

Re: Engagement Letter – First Amendment

Dear Courtney:

     In connection with the Engagement Letter, dated November 24, 2003, between Specialty Underwriters’ Alliance, Inc. (collectively, “you,” “your,” or the “Company”) and MMC Securities Corp (“MMCSC,” “we,” “us” or “our”) (the “Original Engagement Letter”), the parties have agreed to one amendment within Section 5. Fees. This letter (the “Amending Letter”) amends that section.

     Specifically, the first sentence of Section 5. Fees. shall be deleted and replaced with the following sentence:

     “In consideration of the services provided or to be provided by us pursuant to Section 1, you hereby agree to pay a success fee to MMCSC in cash, equal to $1 million, payable at the earlier of (i) June 30, 2004 or (ii) the closing of the purchase and sale pursuant to the Offering (as defined in that certain engagement letter dated September 5, 2003, by and among the Company and Friedman, Billings, Ramsey & Co., Inc. (the “FBR Engagement Letter”)) (the “Closing). Payment terms shall be 60 days.”

     All other terms and conditions set forth in the Original Engagement Letter remain unchanged, and in full force and effect.

     If the foregoing is in accordance with your understanding, please indicate your agreement to the above amendment to the Original Engagement Letter.

Yours very truly,

MMC SECURITIES CORP.

By:	/s/ Patrick Sullivan

Name:	Patrick Sullivan
Title:	Senior Vice President

The foregoing is in accordance with our understanding and is agreed by us this 24th day of June, 2004.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith

Name:	Courtney C. Smith
Title:	CEO